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CREDIT ENHANCEMENT RIDER
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This Rider is  attached to and made a part of this  Contract as of the  Contract
Date,  or if later,  the date shown below.  Terms not defined in this Rider have the meaning given to them in the Contract.  The section,  "Credit  Enhancement,"
below,  is added to the Contract at the end of the  "Contract  Value and Expense
Provisions."

CREDIT ENHANCEMENT

You may purchase  this Rider as of the Contract  Date or  subsequent  thereto as discussed  below;  provided that you are age 80 or younger as of the date of the
Rider's issue (the "Rider Start Date").

AT ISSUE:  If you purchase the Rider as of the  Contract  Date,  FSBL will add a
Credit  Enhancement to your Contract  Value at the time any Purchase  Payment is applied to your Contract  during the first Contract Year. The amount of a Credit
Enhancement  is  determined  at the  time  the  Purchase  Payment  is  made as a percentage of the Purchase Payment to be applied.  The Credit Enhancement,  as a percentage  of the Purchase  Payment,  is shown on page 3 of the  Contract.  The
Credit  Enhancement  will  be  applied  at the  time  the  Purchase  Payment  is effective.  Credit Enhancements will be allocated among the Accounts in the same proportion as the applicable Purchase Payment.

AFTER THE CONTRACT DATE: If you purchase the Rider after the Contract Date, FSBL will add a ONE-TIME  Credit  Enhancement to your Contract as of the close of the
Valuation  Period  during  which the Rider is  issued.  The amount of the Credit
Enhancement  will be a  percentage  of  Contract  Value  as of the  close of the
Valuation Period during which the Rider is issued. The Credit Enhancement,  as a percentage of Contract  Value, is shown on page 3. Credit  Enhancements  will be allocated  among the Accounts in the same  proportion  as the Contract  Value is allocated as of the date of the Credit Enhancement.

RIDER  CHARGE:  FSBL will  deduct a charge  while this Rider is in effect as set forth in the Contract.  The Rider Charge will be in effect for a period of seven years from the Rider Start Date.

VESTING:  Each  Credit  Enhancement  will  vest  completely  at  the  end of the seven-year  period  beginning on the Rider Start Date.  The Rider Start Date for any Credit Enhancement is:

   (1)  the Contract Date, if purchased at issue; or

   (2)  the date the Credit Enhancement is added to Contract Value, if purchased after the Contract Date.

An  amount  equal  to  1/7  of the  Credit  Enhancement  will  vest  as of  each anniversary of the Rider Start Date.

WITHDRAWALS:  In the event of a full or partial withdrawal,  FSBL will recapture all or part of any Credit  Enhancement that has not yet vested. The amount to be forfeited is equal to a percentage  of the Credit  Enhancement  that has not yet vested.  The percentage is determined for each  Withdrawal as of the date of the
Withdrawal by dividing:

    (i) the amount of the Withdrawal, including any Withdrawal Charges, by

   (ii) Contract Value immediately prior to the Withdrawal.

If a Withdrawal Charge waiver is available, the rules set forth below will apply in lieu of the terms of this section.

WITHDRAWAL  CHARGE WAIVERS:  One or more  endorsements or riders providing for a waiver of Withdrawal Charge under certain  circumstances may be attached to your
Contract. In the event of a Withdrawal under the terms of such an endorsement or rider,  you will forfeit all or part of any Credit  Enhancements  applied during the 12 months preceding the Withdrawal. The percentage of Credit Enhancements to be forfeited is determined by dividing the amount of the Withdrawal by:

   (1)  the amount of total  Purchase  Payments  during the 12 months  preceding such Withdrawal if the Rider was purchased at issue; or

   (2)  the amount of Contract Value as of the date of the Credit Enhancement if the Rider was purchased after the Contract Date.

That  percentage  is  multiplied  by the total  amount  of  Credit  Enhancements credited  during the 12 months  preceding the Withdrawal to determine the amount to be forfeited.  The maximum percentage that may be forfeited is 100% of Credit
Enhancements earned during the 12 months preceding the Withdrawal.

DEATH BENEFIT:  In the event that the Death Benefit under your Contract is based upon the sum of all  Purchase  Payments  made by the Owner  ("Return  of Premium
Death  Benefit"),  Purchase  Payments shall not include any Credit  Enhancements paid under this Rider. Any Death Benefit,  payable under the Contract,  except a
Return of Premium  Death  Benefit,  will be  reduced by any Credit  Enhancements applied during the 12 months preceding the date of the Owner's death.

ANNUITY BENEFITS:  FSBL shall not recapture from Annuity Payments all or part of any Credit Enhancement that has not yet vested.

This Rider will be in effect for seven years from the Rider Start Date set forth below. The Owner may not have more than one such Rider in effect on the Contract at one time. The Owner shall not cancel this Rider.

FIRST SECURITY BENEFIT LIFE INSURANCE
AND ANNUITY COMPANY OF NEW YORK

ROGER K. VIOLA

Roger K. Viola
Secretary

Rider Start Date
(If Other Than Contract Date)

FSB222 (7-02)